                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                       CERTIFICATE OF ASSISTANT SECRETARY

The undersigned, Isaac Torres, hereby certifies as follows:

1. That he is the duly elected, qualified and acting Assistant Secretary of MetLife Insurance Company of Connecticut (the "Company").

2. That the following is a true and correct copy of certain resolutions that were duly adopted by the Board of Directors of the Company at a meeting held on June 27, 2007, and that such resolutions have not been amended, rescinded or revoked and remain in full force and effect as of the date hereof:

                        MERGER OF MLACC INTO THE COMPANY

RESOLVED:

(1) That the form, terms and provisions of the proposed Agreement and Plan of Merger between MetLife Insurance Company of Connecticut ("MICC") and MetLife Life and Annuity Company of Connecticut ("MLAC") (the "Merger Agreement"), substantially in the form submitted to the Board, and the transactions contemplated thereby, are hereby approved and adopted;

(2) That the Merger Agreement be submitted for approval and adoption by MetLife, Inc. and MetLife Investors Group, Inc., the shareholders of MICC, with the recommendation of the Board that the shareholders of MICC give such approval;

(3) That the Officers be authorized, subject to any required regulatory approval and approval and adoption by MetLife, Inc. and MetLife Investors Group, Inc., in their capacity as shareholders of MICC, to execute and deliver the Merger Agreement in the name and on behalf of MICC, substantially in the form submitted to the Board, with such changes as the Officers executing the same may approve, such Officers' execution and delivery thereof to be conclusive evidence of such approval;

(4) That the Officers be authorized, subject to any required regulatory approval and desired Internal Revenue Service ruling, to implement a plan prior to the merger to assure that MICC will not become the issuer and owner of structured settlement annuities issued by MICC to MLAC, or by MLAC to MICC, such plan to provide that MICC or MLAC, as the case may be, take the following steps: (i) transfer to MLI-USA the qualified assignment obligations to make periodic payments to claimants, the corresponding annuities purchased to fund the assigned obligations, and cash approximately equal to a prorated portion of a customary assignment company fee, and (ii) to the extent claimants object to a transfer of the qualified assignment obligation, then to transfer by assumption reinsurance to MLI-USA the underlying annuities, upon such terms and conditions as the Officers may deem necessary or appropriate;

(5) That the Officers be authorized to prepare, execute and file with regulatory authorities such filings, to execute and deliver such documents, including a certificate of merger, and to take such other actions, not inconsistent with the above, as they deem necessary or desirable to effectuate the foregoing, such Officers' execution and delivery thereof to be conclusive evidence of such approval; and

(6) That, prior to the consummation of the merger, the Officers provide a report to the Board concerning the status of the merger.


WHEREAS, the Board of Directors has authorized the merger (the "Merger") of MetLife Life and Annuity Company of Connecticut ("MLAC") (previously known as The Travelers Life and Annuity Company) with and into MetLife Insurance Company of Connecticut ("MICC") (previously known as The Travelers Insurance Company), with MICC as the surviving company;

WHEREAS, on October 17, 1995, MLAC established MetLife of CT Fund ABD II for Variable Annuities ("Fund A");

WHEREAS, on October 22, 1993, MLAC established MetLife of CT Fund BD II for Variable Annuities ("Fund B");

WHEREAS, on March 27, 1996, MLAC established MetLife of CT Fund BD IV for Variable Annuities ("Fund C");

WHEREAS, on October 17, 1995, MLAC established MetLife of CT Fund UL II for Variable Life Insurance ("Fund D");

WHEREAS, on June 8, 1998, MLAC established MetLife of CT Separate Account Six for Variable Annuities ("Account Six");

WHEREAS, on June 30, 1998, MLAC established MetLife of CT Separate Account Eight for Variable Annuities ("Account Eight");

WHEREAS, on June 18, 1999, MLAC established MetLife of CT Separate Account Ten for Variable Annuities ("Account Ten");

WHEREAS, on November 14, 2002, MLAC established MetLife of CT Separate Account Twelve for Variable Annuities ("Account Twelve");

WHEREAS, on November 14, 2002, MLAC established MetLife of CT Separate Account Fourteen for Variable Annuities ("Account Fourteen");

WHEREAS, on July 30, 1997, MLAC established MetLife of CT Separate Account PF II for Variable Annuities ("Account PF II");

WHEREAS, on November 5, 1997, MLAC established MetLife of CT Separate Account TM II for Variable Annuities ("Account TM II");

WHEREAS, on September 17, 2002, MLAC established MetLife Life and Annuity Company of Connecticut Variable Annuity Separate Account 2002 ("Account 2002");

WHEREAS, on September 23, 1994, MLAC established MetLife of CT Variable Life Insurance Separate Account One ("Account One");

WHEREAS, on October 16, 1996, MLAC established MetLife of CT Variable Life Insurance Separate Account Two ("Account Two");

WHEREAS, Fund A, Fund B, Fund C, Fund D, Account Six, Account Eight, Account Ten, Account Twelve, Account Fourteen, Account PF II, Account TM II, Account 2002, Account One and Account Two, (collectively, the "Separate Accounts") are each registered with the United States Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"), as unit investment trusts;

WHEREAS, interests in the annuity contracts or life insurance policies funded by the Separate Accounts are registered with the Commission under the Securities Act of 1933, as amended; and

WHEREAS, upon consummation of the Merger, the Separate Accounts (i) will become separate accounts of MICC, (ii) will continue to maintain their status as unit investment trusts under the 1940 Act and as separate accounts under state insurance law, and (iii) will continue to support the annuity contracts and life insurance policies outstanding at the time of the Merger,

NOW, THEREFORE, BE IT RESOLVED

(1) That the Officers be authorized to prepare post-effective amendments on Form N-6 or N-4, as appropriate, for the Separate Accounts, and to execute and to file, upon consummation of the Merger and in the name of and on behalf of the Separate Accounts, such post-effective amendments with the Commission and any other appropriate authority in connection with the offering and sale of the corresponding annuity contracts and life insurance policies;

(2) That the Officers, acting on behalf of the Separate Accounts, be authorized (i) to prepare, execute and file with regulatory authorities such agreements, notices, reports, registration statements, applications, documents or requests for interpretive letters and such relief as may be required under the federal securities laws or state laws and (ii) to take such other action as may be necessary for the Separate Accounts to operate in compliance with applicable state laws and federal securities laws; and

(3) That the Officers be authorized to prepare, execute and file with regulatory authorities such other filings, to execute and deliver such documents, and to take such other actions, not inconsistent with the above, as they deem necessary or desirable to effectuate the foregoing.


         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Assistant Secretary and has caused to be affixed the corporate seal of the Company as of the 8th day of November, 2007.

                                                  /s/ Isaac Torres
                                                --------------------------------
                                                      Isaac Torres
                                                      Assistant Secretary

(Corporate Seal)

--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 by and between

                    METLIFE INSURANCE COMPANY OF CONNECTICUT

                                       and

                 METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT

                            Dated as of June 29, 2007


--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                                                      Page
                                                                                                      ----
ARTICLE I  DEFINITIONS...................................................................................1
     Section 1.1      Definitions........................................................................1
     Section 1.2      Other Definitional Provisions......................................................2

ARTICLE II  MERGER.......................................................................................2
     Section 2.1      Merger.............................................................................2
     Section 2.2      Name of Surviving Corporation......................................................3
     Section 2.3      Certificate of Incorporation.......................................................3
     Section 2.4      Bylaws.............................................................................3
     Section 2.5      Board of Directors.................................................................3
     Section 2.6      Officers...........................................................................3
     Section 2.7      Vacancies..........................................................................3

ARTICLE III  EFFECTIVE TIME..............................................................................3
     Section 3.1      Effective Time.....................................................................3

ARTICLE IV  STATUS OF SHARES.............................................................................3
     Section 4.1      Shares of MLAC.....................................................................3
     Section 4.2      Shares of MICC.....................................................................4

ARTICLE V  EFFECT OF THE MERGER..........................................................................4
     Section 5.1      Effect of Merger...................................................................4

ARTICLE VI  COVENANTS....................................................................................4
     Section 6.1      Representations and Warranties of the Parties......................................4
     Section 6.2      Representations and Warranties of MLAC.............................................4
     Section 6.3      Fees and Commissions...............................................................5
     Section 6.4      Access.............................................................................5
     Section 6.5      Consummation of Merger.............................................................5
     Section 6.6      Further Assurances.................................................................5

ARTICLE VII  CONDITIONS..................................................................................5
     Section 7.1      Conditions to Obligation to Effect the Merger......................................5

ARTICLE VIII  TERMINATION................................................................................5
     Section 8.1      Termination........................................................................5
     Section 8.2      Effect of Termination..............................................................5

ARTICLE IX  MISCELLANEOUS................................................................................6
     Section 9.1      Notices............................................................................6
     Section 9.2      Amendments and Waiver..............................................................6
     Section 9.3      Governing Law......................................................................6
     Section 9.4      Assignment.........................................................................6
     Section 9.5      Entire Agreement...................................................................7


     Section 9.6      Binding Effect; No Third Party Beneficiaries.......................................7
     Section 9.7      Counterparts.......................................................................7
     Section 9.8      Headings...........................................................................7

     This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of June 29, 2007 is by and between MetLife Insurance Company of Connecticut, an insurance company organized and existing under the laws of the State of Connecticut ("MICC"), and MetLife Life and Annuity Company of Connecticut, an insurance company organized and existing under the laws of the State of Connecticut ("MLAC"). MICC and MLAC are sometimes referred to in this Agreement individually as a "Constituent Corporation" and collectively as the "Constituent Corporations."

                              W I T N E S S E T H :

     WHEREAS, the Board of Directors and the shareholders of each Constituent Corporation, at the effective time of the merger, have authorized the merger of MLAC into MICC (the "Merger").

     NOW, THEREFORE, in consideration of the respective promises and agreements contained herein, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Definitions. The following terms shall have the respective meanings set forth below throughout the Agreement:

          (a) Applicable Law: means all applicable provisions of all:

               (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority;

               (ii) Governmental Approvals; and

               (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

          (b) Certificate of Merger: has the meaning set forth in Section 3.1.

          (c) Consent: means any consent, ruling, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

          (d) Constituent Corporation: as defined in the introductory paragraph of this Agreement.

          (e) Constituent Corporations: as defined in the introductory paragraph of this Agreement.

          (f) Effective Time: has the meaning set forth in Section 3.1.

          (g) Governmental Approvals: means any Consent of, with or to any Governmental Authority.

          (h) Governmental Authority: means any domestic, foreign, federal, state, provincial or local governmental authority, quasi-governmental authority, instrumentality, court or government, commission, body or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          (i) Merger: has the meaning set forth in the recitals to this Agreement.

          (j) MICC: as defined in the introductory paragraph of this Agreement.

          (k) MLAC: as defined in the introductory paragraph of this Agreement.

          (l) Person: means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

          (m) Surviving Corporation: has the meaning set forth in Section 2.1.

     Section 1.2 Other Definitional Provisions.

          (a) For purposes of this Agreement, the words "hereof," "herein," "hereby" and other words of similar import refer to this Agreement as a whole unless otherwise indicated.

          (b) Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

          (c) The term "including" means "including but not limited to."

          (d) Whenever used in this Agreement, the masculine gender shall include the feminine and neutral genders.

          (e) All references herein to Articles, Sections, Subsections, Paragraphs and Exhibits shall be deemed references to Articles and Sections and Subsections and Paragraphs of, and Exhibits to, this Agreement unless the context shall otherwise require.

          (f) Any reference herein to any statute, agreement or document, or any section thereof, shall, unless otherwise expressly provided, be a reference to such statute, agreement, document or section as amended, modified or supplemented (including any successor section) and in effect from time to time.

                                   ARTICLE II
                                     MERGER

     Section 2.1 Merger. In accordance with the provisions of the Applicable Law of the State of Connecticut, and subject to the terms and conditions of this Agreement, MLAC shall be merged with and into MICC, with MICC being the surviving corporation (in its capacity as the surviving corporation, MICC being referred to herein as the "Surviving Corporation").

     Section 2.2 Name of Surviving Corporation. The name of the Surviving Corporation shall continue to be "MetLife Insurance Company of Connecticut" and the Surviving Corporation will conduct business as authorized by its certificate of incorporation, as amended.

     Section 2.3 Certificate of Incorporation. The certificate of incorporation of MICC, as in effect on the Effective Time shall, at the Effective Time, be and continue to be the certificate of incorporation of the Surviving Corporation until changed or amended in accordance with Applicable Law.

     Section 2.4 Bylaws. The bylaws of MICC as in effect on the Effective Time shall, at the Effective Time, be and continue to be the bylaws of the Surviving Corporation until changed or amended in accordance with Applicable Law.

     Section 2.5 Board of Directors. The members of the Board of Directors of the Surviving Corporation shall be the Board of Directors of MICC in office at the Effective Time until the election and qualification of their successors.

     Section 2.6 Officers. The elected and appointed officers of the Surviving Corporation, who shall continue to serve in office at the pleasure of the Board of Directors of the Surviving Corporation, shall be the elected and appointed officers of MICC as of the Effective Time.

     Section 2.7 Vacancies. If, at the Effective Time or thereafter, any vacancies shall exist in the Board of Directors or in any office of the Surviving Corporation for any reason, such vacancies may thereafter be filled in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation as then in effect.

                                  ARTICLE III
                                 EFFECTIVE TIME

     Section 3.1 Effective Time. The Merger provided for in this Agreement shall become effective (such time referred to herein as the "Effective Time") at the time and date of the filing with the Secretary of the State of Connecticut of a certificate of merger (the "Certificate of Merger") in accordance with the Applicable Law of the State of Connecticut (together with the certificate of the Commissioner of Insurance of the State of Connecticut approving and authorizing the Merger) or at such later time and date as is specified in the Certificate of Merger.


                                   ARTICLE IV
                                STATUS OF SHARES

     Section 4.1 Shares of MLAC. All issued and outstanding shares of MLAC as of the Effective Time, held by MICC, consisting of 30,000 shares of common stock $100.00 par value per share) ("MLAC Stock"), by virtue of the Merger and without any action on the part of MLAC, MICC or any holder of MLAC Stock or MICC Stock (defined below), shall be surrendered and extinguished. At the Effective Time, the MLAC Stock shall be cancelled and retired, all rights in respect thereof shall cease to exist, and no shares or other securities of the Surviving Corporation shall be issued with respect thereto.

     Section 4.2 Shares of MICC. All issued and outstanding shares of MICC as of the Effective Time, consisting of 34,595,317 shares of common stock ($2.50 par value per share) ("MICC Stock"), shall remain outstanding and continue to evidence the same number of shares of common stock of the Surviving Corporation.

                                   ARTICLE V
                              EFFECT OF THE MERGER

     Section 5.1 Effect of Merger. At the Effective Time:

          (a) the separate existence of MLAC shall cease;

          (b) all the rights, franchises and interests of MLAC, in and to every species of property, real, personal and mixed, and things in action thereunto belonging, shall be deemed transferred to and vested in the Surviving Corporation, without any other deed or transfer; and

          (c) all the liabilities of MLAC shall be vested in the Surviving Corporation.

                                   ARTICLE VI
                    REPRESENTATIONS AND WARRANTIES; COVENANTS

     Section 6.1 Representations and Warranties of the Parties. Each party represents and warrants to the other party that: (a) it is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) it has the corporate power and authority, and has taken all necessary corporate action, to execute, deliver and perform this Agreement; (c) this Agreement is a legal, valid and binding obligation upon such party and is enforceable against such party in accordance with its terms (assuming valid authorization, execution and delivery of this Agreement by such other party); and (d) the execution, delivery and performance of this Agreement will not conflict with, or cause such party to be in violation of, (i) its certificate of incorporation and bylaws, (ii) any other agreement to which it is a party (except for any such violations which, individually or in the aggregate, would not have a material adverse effect upon the performance of such party's obligations under this Agreement), or (iii) Applicable Law.

     Section 6.2 Representations and Warranties of MLAC. MLAC represents and warrants to MICC that: (a) (i) the authorized capital stock of MLAC consists of 100,000 shares of $100.00 par value common stock, and (ii) the issued and outstanding capital stock of MLAC consists of 30,000 shares of common stock, (b) except for this Agreement, no agreement, arrangement or commitment relating to the capital stock of MLAC exists; (c) no securities convertible into capital stock of MLAC exist; and (d) MICC is the sole owner of the MLAC capital stock. MLAC represents and warrants that the MLAC Stock is duly authorized, validly issued, fully paid, non-assessable, free of any preemptive rights, and free and clear of, and not subject to, any form of hypothecation, pledge, lien or other restriction on transfer under any federal, state or local law, statute, regulation, rule, code, ordinance, judgment, decree, order or agreement to which MLAC is subject, and the consummation of the transactions contemplated hereby shall not result in any such hypothecation, pledge, lien, or other restriction on transfer upon MLAC Stock.

     Section 6.3 Fees and Commissions. No director or officer of either Constituent Corporation shall receive any fees, commission, other compensation or valuable consideration, directly or indirectly, for in any manner aiding, promoting or assisting in the merger provided for in this Agreement except for normal and routine fees, commissions, compensation, bonuses and employee benefits regularly paid to any director or officers for their services in attending to the conduct of the business by their respective Constituent Corporation.

     Section 6.4 Access. From the date of this Agreement to the Effective Time, each Constituent Corporation shall provide the other Constituent Corporation's directors, officers, employees, agents and representatives full access to its properties, books, records, contracts and commitments and will furnish all such information and documents relating to its properties and business as such other Constituent Corporation's directors, officers, employees, agents and representatives may reasonably request.

     Section 6.5 Consummation of Merger. Each Constituent Corporation agrees to use its best efforts to take or cause to be taken all commercially reasonable actions required to consummate the merger contemplated by this Agreement.

     Section 6.6 Further Assurances. At any time, prior to or after the Effective Time, each Constituent Corporation shall execute such additional instruments and take such additional actions as may be reasonably requested by the other Constituent Corporation to confer title to any property vested in the Surviving Corporation hereunder or otherwise carry out the intent and purpose of this Agreement.

                                  ARTICLE VII
                                   CONDITIONS

     Section 7.1 Conditions to Obligation to Effect the Merger: The respective obligation of each Constituent Corporation to effect the Merger is subject to the obtaining or making prior to the Effective Time of all required Consents, other than such Consents for which the failure to obtain or make would not have a material adverse effect upon the performance of such Constituent Corporation's obligations under this Agreement or the financial condition of the Surviving Corporation following the Merger.

                                  ARTICLE VIII
                                   TERMINATION

     Section 8.1 Termination. Notwithstanding the approval of this Agreement by the shareholders of each of the Constituent Corporations, this Agreement may be terminated by the Board of Directors of either of the Constituent Corporations at any time prior to the Effective Time, or as may otherwise be permitted by Applicable Law.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1:

          (a) each Constituent Corporation shall pay the costs and expenses incurred by it in connection with this Agreement; and

          (b) no Constituent Corporation (or any director, officer or shareholder of such Constituent Corporation) shall be liable to the other Constituent Corporation for any costs, expenses, damages or loss of anticipated profits hereunder.

                                   ARTICLE IX
                                  MISCELLANEOUS

     Section 9.1 Notices. All notices, requests, demands, approvals and other communications under this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice or other communication shall be deemed given: (i) upon actual delivery if presented personally or sent by facsimile transmission, or (ii) 3 business days following deposit in the United States mail, if sent by certified, registered or express mail, postage prepaid, in each case to the following addresses:

          (a) If to MICC:

              MetLife Insurance Company of Connecticut
              One Cityplace
              Hartford, Connecticut 06103-3415
              Attention: General Counsel

          (b) If to MLAC:

              MetLife Life and Annuity Company of Connecticut
              One Cityplace
              Hartford, Connecticut 06103-3415
              Attention:  General Counsel

     Section 9.2 Amendments and Waiver. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Constituent Corporation or, in the case of a waiver, by the Constituent Corporation against whom the waiver is to be effective. No failure or delay by any Constituent Corporation in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Connecticut.

     Section 9.4 Assignment. This Agreement shall not be assignable or otherwise transferable by any Constituent Corporation hereto without the prior written consent of the other Constituent Corporation, and any purported assignment or other transfer without such consent shall be void and unenforceable.

     Section 9.5 Entire Agreement. This Agreement constitutes the entire agreement between the Constituent Corporations with respect to the subject matter of this Agreement and supercedes all prior agreements and understandings, both oral and written, between the Constituent Corporations with respect to the subject matter of this Agreement.

     Section 9.6 Binding Effect; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective heirs, successors and permitted assigns.

     Section 9.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     Section 9.8 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the Constituent Corporations has duly executed this Agreement as of the date first above written.

                                      METLIFE INSURANCE COMPANY

                                      OF CONNECTICUT





                                      By: /s/  Stanley J. Talbi
                                         ----------------------
                                      Name:  Stanley J. Talbi
                                      Title: Executive Vice President and
                                             Chief Financial Officer
SEAL

Attest:

 /s/ Isaac Torres
------------------
Name:  Isaac Torres
Title: Assistant Secretary

                                      METLIFE LIFE AND ANNUITY
                                      COMPANY OF CONNECTICUT


                                      By: /s/ Stanley J. Talbi
                                         ---------------------
                                      Name:  Stanley J. Talbi
                                      Title: Executive Vice President and
                                             Chief Financial Officer



SEAL

Attest:

 /s/ Isaac Torres
------------------
Name:  Isaac Torres
Title: Assistant Secretary